NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020

ALON USA ENERGY, INC. ANNOUNCES RECEIPT OF PROPOSAL TO PURCHASE ITS OUTSTANDING COMMON STOCK
DALLAS, TX – October 17, 2016 - Alon USA Energy, Inc. (the “Company” or “Alon”) (NYSE: ALJ) today announced that it received an offer from Delek US Holdings, Inc. (NYSE: DK) (“Delek”) to acquire all of the Company’s outstanding shares of common stock not already owned by Delek in an all-stock transaction at a fixed exchange ratio of 0.44 shares of Delek common stock for each outstanding share of the common stock of Alon. The proposal was submitted to a committee (the “Special Committee”) of members of the board of directors of Alon. As previously disclosed, the Special Committee has reviewed a number of strategic alternatives, including a potential business combination with Delek. The Special Committee is comprised of directors independent of Delek.
The Special Committee intends to consider Delek’s proposal and determine how to respond. The Special Committee does not intend to disclose or comment further on its analysis or any developments until it determines that such disclosure or comment is appropriate or necessary.
The Special Committee has retained J.P. Morgan as its financial advisor and Gibson Dunn & Crutcher LLP as its legal advisor to assist with its assessment of alternatives.
Any transaction will be subject to the negotiation and execution of a definitive agreement and approval of such definitive agreement and the transactions contemplated thereunder by the board of directors of Delek and the Special Committee, as well as Alon’s stockholders other than Delek. There can be no assurance that a definitive agreement will be executed or that any transaction will be approved or consummated.
This communication does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, and only if and when a definitive agreement has been entered into by Delek and Alon, pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”).
If Alon and Delek execute a definitive agreement, one or more registration statements, proxy statements, tender offer statements or other filings may be filed with the SEC. If and when applicable, investors and security holders are urged to carefully read the documents filed with the SEC regarding the proposed transaction when they become available, because they will contain important information about Delek, Alon and the proposed transaction. If and when applicable, investors and security holders may obtain a free copy of the proxy statement / prospectus and other documents containing information about Delek and Alon, without charge, at the SEC’s website at www.sec.gov.
Delek, Alon and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Alon’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of Delek is set forth in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 9, 2016. Information about the directors and executive officers of Alon is set forth in Alon’s proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 1, 2016. These documents can be obtained without charge at the SEC’s website indicated above. Additional information regarding the interests of these participants may be obtained by reading the proxy statement / prospectus regarding the proposed transaction when it becomes available.
About Alon USA Energy, Inc.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon owns a majority interest in a renewable fuels project in California, with a throughput capacity of 2,500 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Forward Looking Statements
This release contains certain “forward-looking statements” which reflect the Company’s views and assumptions on the date of this Current Report on Form 8-K regarding future events, results or outcomes. These forward-looking statements include statements about, among other things, the transactions described in Delek’s proposal. These statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Company’s control, including the risk that the proposed transaction is not consummated at all or on the initial terms proposed or any other terms, that may cause actual results to differ materially from any future events, results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update or revise publicly any such forward-looking statements. The Company cautions you not to place undue reliance on these forward-looking statements. Please refer to the Company’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.